Exhibit 99.1

EXCERPT FROM PRELIMINARY OFFERING CIRCULAR

In this excerpt, (i) the term “Combination” means the acquisition by Stream Global Services Inc., or Stream, of EGS, Corp., or EGS, which is the parent company of eTelecare Global Solutions, Inc., or eTelecare, (ii) the term “Transactions” means, collectively, the offering of the notes, the closing of the asset-based credit facility and the repayment of certain outstanding indebtedness of Stream and eTelecare, and (iii) the term “combined company” means Stream after giving effect to the Combination.

FORWARD-LOOKING STATEMENTS

This excerpt contains forward-looking statements regarding our anticipated financial condition, results of operations and business in the future, including expectations, beliefs, projections, future plans and strategies and assumptions concerning future results and events. These forward-looking statements generally may, but do not necessarily, include words such as “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates,” “may,” “will,” “should,” “could,” “predicts,” “potential,” “continue” or similar expressions. Forward-looking statements are not guarantees. They involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Our future results may differ materially from those expressed in these forward-looking statements. For a more detailed description of some of these risks and uncertainties and other factors you should consider, see “Risk Factors” in this excerpt. These risks and uncertainties include, but are not limited to:

•	integrating the businesses of Stream and eTelecare may be more difficult and take longer than expected;

•	anticipated synergies and operating improvements from the combined company may not be achieved or may take longer than planned to achieve;

•	the combined company is operating in and may also enter into new markets in places like South America, Eastern Europe, China, Japan and Russia;

•	the combined company may be unable to execute its business strategy;

•	general economic and business conditions may change;

•	foreign currency rates in the countries in which the combined company operates may change, or the combined company may not be able to hedge the foreign currency risk effectively;

•	the combined company may not experience any increase in demand for services or the combined company’s target clients may not experience increased demand for business process outsourcing services;

•	the combined company may lose clients as a result of the combination with eTelecare or other factors;

•	the combined company may experience delays in obtaining new clients or sales from existing clients;

•	the combined company may not be able to hire and retain key personnel;

•	the combined company may experience lengthy sales cycles and/or pricing pressure;

•	the combined company may face intense competition in the marketplace from competitors with greater financial resources;

•	the combined company may incur significant costs to develop new sites, without any assurance of significant future revenues from those sites;

•	the combined company may enter into acquisitions, joint ventures or other strategic investments; and

•	the combined company may not be able to obtain necessary financing.

Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we do not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise to reflect actual results or changes in factors or assumptions affecting such forward-looking statements.

Summary Consolidated Historical and Pro Forma Financial Data

The following tables, as indicated below, set forth historical consolidated financial data for Stream Holdings Corp., or SHC, the predecessor of Stream, for the year ended December 31, 2006 and 2007; historical consolidated financial data for the year ended December 31, 2008, consisting of SHC for the seven months ended July 31, 2008 and Stream for the year ended December 31, 2008; historical consolidated financial data for SHC for the six months ended June 30, 2008; historical consolidated financial data for Stream for the six months ended June 30, 2009 and the historical consolidated financial data for SHC for the six months ended June 30, 2008. We have derived the historical combined financial data for the year ended December 31, 2006 and 2007 and the seven months ended July 31, 2008 from the audited consolidated financial statements of SHC, and for the year ended December 31, 2008 for Stream from the audited consolidated financial statements of Stream. We have derived the historical consolidated financial data for the six months ended June 30, 2009 from the unaudited financial statements of Stream and for the six months ended June 30, 2008 from the unaudited financial statements of SHC, which reflect all adjustments (consisting only of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of that information for the periods presented.

The following tables, as indicated below, set forth historical consolidated financial data for eTelecare, the predecessor of EGS, for the year ended December 31, 2006 and 2007; historical consolidated financial data for the year ended December 31, 2008, consisting of eTelecare for the period January 1, 2008 to December 11, 2008 and EGS for the period December 12, 2008 to December 31, 2008; historical consolidated financial data for eTelecare for the six months ended June 30, 2008 and historical consolidated financial data for EGS for the six months ended June 30, 2009. We have derived the historical combined financial data for the year ended December 31, 2006 and 2007 and the period from January 1, 2008 to December 11, 2008 from the audited consolidated financial statements of eTelecare, and for the period December 12, 2008 to December 31, 2008 for EGS from the audited consolidated financial statements of EGS. We have derived the historical consolidated financial data for the six months ended June 30, 2009 from the unaudited financial statements of EGS and for the six months ended June 30, 2008 from the unaudited financial statements of eTelecare, which reflect all adjustments (consisting only of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of that information for the periods presented.

The pro forma income statement for the year ended December 31, 2008 set forth below gives effect to the Combination and the Transactions as if they had occurred on January 1, 2008; the pro forma income statement for the twelve months ended June 30, 2009 set forth below gives effect to the Combination and the Transactions as if they had occurred on January 1, 2008; and the pro forma balance sheet data set forth below gives effect to the Combination and the Transactions as if they had occurred on June 30, 2009. The pro forma consolidated financial data are unaudited, are for informational purposes only and are not necessarily indicative of what our financial position or results of operations would have been had the Combination and the Transactions been completed as of such dates and do not purport to represent what our financial position, results of operations or cash flows might be for any future period.

The Combination will be accounted for using the purchase method of accounting. Under purchase accounting, the total Combination consideration will be allocated to the assets and liabilities of EGS based upon the fair value of assets being acquired and liabilities being assumed. The unaudited pro forma combined data reflects management’s preliminary valuation of assets being acquired and liabilities being assumed. The final allocation of the Combination consideration will be based upon management’s consideration of valuation studies. Any adjustments based on that final valuation may change the allocations of the Combination consideration, which could affect the fair value assigned to the assets and liabilities and could result in a material change to the unaudited pro forma consolidated financial data.

Stream Historical and Pro Forma Consolidated Financial Data

	Predecessor		Non-GAAP(1)	Predecessor	Successor	Pro Forma As Adjusted
	Year ended December 31, 2006	Year ended December 31, 2007	Combined Predecessor and Successor Year Ended December 31, 2008	Six Months ended June 30, 2008	Six Months ended June 30, 2009	Year ended December 31, 2008	Twelve Months ended June 30, 2009
	(in thousands)
Actual and Pro Forma
Consolidated Statement of Operations Data:
Revenue	$405,547	$483,569	$523,458	$269,086	$261,284	$823,239	$807,055
Direct costs of revenue	276,868	320,935	330,955	174,498	152,019	559,008	532,705

Gross profit	128,679	162,634	192,503	94,588	109,265	264,231	274,350

Operating expenses:
Selling, general and administrative expenses	115,545	144,681	162,154	81,867	85,718	219,710	221,068
Depreciation and amortization expense	7,664	12,059	24,359	11,281	13,577	49,079	56,781

	123,209	156,740	186,513	93,148	99,295	268,789	277,849

Income (loss) from operations	5,470	5,894	5,990	1,440	9,970	(4,558)	(3,449)
Interest expense (income) and other financial costs	6,296	11,058	7,952	5,285	5,509	22,799	22,211

Income (loss) before provision for income taxes	(826)	(5,164)	(1,962)	(3,845)	4,461	(27,357)	(25,710)
Provision for income taxes	4,523	6,159	9,697	5,738	5,328	11,121	11,039

Net income (loss)	$(5,349)	$(11,323)	$(11,659)	$(9,583)	$(867)	$(38,478)	$(36,749)

	Predecessor		Non-GAAP(1)	Predecessor	Successor	Pro Forma As Adjusted
	Year ended December 31, 2006	Year ended December 31, 2007	Combined Predecessor and Successor Year Ended December 31, 2008	Six Months ended June 30, 2008	Six Months ended June 30, 2009	Year ended December 31, 2008	Twelve Months ended June 30, 2009
	(in thousands)
Other Financial Data:
EBITDA(2)	$15,311	$18,950	$29,291	$11,610	$23,077	$44,770	$54,056
Adjusted EBITDA(2)	13,134	21,433	31,679	13,143	26,355	77,654	87,297
Capital expenditures	11,365	20,296	17,478	5,542	16,256	43,182	47,794
Ratio of earnings to fixed charges (deficiency)(3)	(1,490)	(6,449)	(3,238)	(2,547)	1.6x	(33,069)	(31,698)
Pro Forma Credit Statistics:
Cash interest expense							20,700
Ratio of total debt to Adjusted EBITDA							2.5x
Ratio of Adjusted EBITDA to cash interest expense							4.2x

					Stream	EGS	Pro Forma
					As of June 30, 2009
					(in thousands)
Balance Sheet Data:
Cash and cash equivalents					$14,189	$38,052	$41,602
Working capital					72,957	32,478	118,334
Total assets					337,808	328,694	629,341
Total debt (including capital leases)					88,859	157,799	214,237
Total stockholders’ equity					145,860	131,688	264,945

EGS Historical Financial Data

	Predecessor		Non-GAAP(1)	Predecessor	Successor
	Year ended December 31, 2006	Year ended December 31, 2007	Pro forma Combined Predecessor and Successor Year Ended December 31, 2008	Pro forma Six Months ended June 30, 2008	Six Months ended June 30, 2009
			(in thousands)
EGS
Statement of Operations Data:
Revenue	$195,118	$259,942	$299,781	$148,639	$140,257
Costs and expenses:
Cost of services	135,709	185,715	228,054	111,651	107,827
Selling and administrative costs	30,008	36,230	57,556	22,893	20,400
Depreciation and amortization	10,181	15,381	27,798	13,493	15,230

	175,898	237,326	313,408	148,037	143,457

Income (loss) from operations	19,220	22,616	(13,627)	602	(3,200)
Interest expense (income) and other financial costs	6,373	1,352	17,576	9,070	9,223

Income (loss) before provision for income taxes	12,847	21,264	(31,203)	(8,468)	(12,423)
Provision for income taxes	602	(1,792)	1,424	546	874

Net income (loss)	$12,245	$23,056	$(32,627)	$(9,014)	$(13,297)

Other Financial Data:
EBITDA(2)	$28,559	$37,341	$15,477	$14,064	$11,883
Adjusted EBITDA(2)	31,389	40,417	33,212	17,700	14,131
Capital expenditures	17,577	34,284	25,704	12,008	5,906

(1)	For comparison purposes, we have presented Stream’s results of operations for 2008 on a combined basis, consisting of the historical results of our predecessor for the seven months ended July 31, 2008 and the historical results of operations of the Stream successor for the year ended December 31, 2008. The presentation of the operations of our predecessor during the periods prior to our acquisition of SHC do not reflect the significant effect that the accounting for that acquisition and related transactions has had on the reporting of our financial condition and results of operations.

For comparison purposes, we have presented EGS’s results of operations for 2008 on a combined basis, consisting of the historical results of its predecessor for the period from January 1, 2008 to December 11, 2008 and the historical results of operations of the EGS successor for the period from December 12, 2008 to December 31, 2008. The combined results of operations are presented on a pro forma basis assuming the EGS acquisition of eTelecare occurred on January 1, 2008.

We believe that this presentation is beneficial to the reader by providing an easier-to-read discussion of results of operations and provides the reader with information from which to analyze our financial results that is consistent with the manner that management reviews and analyzes results of operations. Furthermore, disclosures regarding revenue, gross profit, operating expenses and other operational measures are determined on a comparable basis for all periods presented. The discussion is provided for comparative purposes only, but the value of such a comparison may be limited. Some of the factors that limit the usefulness of this presentation include the combination of results based on different accounting bases for predecessor and successor periods, differences in purchase accounting adjustments and capitalization.

(2)	EBITDA is defined as net income (loss) before interest expense (income) and other financial costs, provision for income taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA for the relevant period as adjusted by the following amounts: (1) non-cash stock-based compensation expense, (2) unrealized gain (loss) on foreign currency, (3) transaction-related expenses (primarily legal, accounting and investment banking fees), (4) facility closing costs, (5) severance costs, (6) non-recurring eTelecare public company costs, (7) other income (expense) and (8) identified expenses that are expected to be eliminated in connection with the Combination.

EBITDA and Adjusted EBITDA are not measures of our performance under GAAP and not intended to represent net income (loss), as defined under GAAP, and should not be used as an alternative to net income (loss) as an indicator of performance. EBITDA and Adjusted EBITDA are included in this excerpt because they are a basis upon which our management assesses performance. In addition, our management believes EBITDA and Adjusted EBITDA are useful to investors because they and similar measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies with substantial financial leverage. The use of EBITDA and Adjusted EBITDA instead of net income (loss) has limitations as an analytical tool, and you should not consider them in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	EBITDA and Adjusted EBITDA do not reflect our current cash expenditure requirements, or future requirements, for capital expenditures or contractual commitments;

•	EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;

•	EBITDA and Adjusted EBITDA do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt;

•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized often will have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements; and

•	our measures of EBITDA and Adjusted EBITDA are not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation.

Because of these limitations, EBITDA and Adjusted EBITDA should not be considered as discretionary cash available to us to reinvest in the growth of our business.

The following table presents a reconciliation of Stream’s historical and as adjusted pro forma net income (loss) to EBITDA and Adjusted EBITDA:

	Predecessor		Non-GAAP	Predecessor	Successor	As Adjusted Pro Forma
	Year ended December 31, 2006	Year ended December 31, 2007	Combined Predecessor and Successor Year Ended December 31, 2008	Six Months ended June 30, 2008	Six Months ended June 30, 2009	Year ended December 31, 2008	Twelve Months ended June 30, 2009
	(in thousands)
Net income (loss)	$(5,349)	$(11,323)	$(11,659)	$(9,583)	$(867)	$(38,478)	$(36,749)
Provision for income taxes	4,523	6,159	9,697	5,738	5,328	11,121	11,039
Depreciation and amortization expense	7,664	12,059	24,359	11,281	13,577	49,079	56,781
Interest expense (income) and other financial costs	8,473	12,055	6,894	4,174	5,039	23,048	22,985

EBITDA	$15,311	$18,950	$29,291	$11,610	$23,077	$44,770	$54,056
Non-cash stock-based compensation expense	223	1,013	1,330	290	324	10,864	9,204
Unrealized gain (loss) on foreign currency	(498)	11	(535)	(1,633)	2,211	(1,887)	2,209
Transaction-related expenses(a)	—	—	—	—	—	8,215	8,992
Facility closing costs(b)	—	2,467	—	—	—	—	—
Severance costs(c)	—	—	—	—	735	—	735
Non-recurring eTelecare public company costs	—	—	—	—	—	1,292	705
Other income (expense), net	(1,679)	(1,008)	1,593	2,876	8	1,639	(1,365)
Identified reductions in expenses(d)	—	—	—	—	—	12,761	12,761

Adjusted EBITDA	$13,357	$21,433	$31,679	$13,143	$26,355	$77,654 (e)	$87,297 (e)

(a)	Consists of legal, accounting, investment banking and other transaction-related expenses incurred in connection with the acquisition of eTelecare by EGS in a go-private transaction in 2008 and other acquisition-related activities.
(b)	Consists of costs incurred in connection with the closing of facilities in Mumbai, India and St. John, New Brunswick, Canada in 2007.
(c)	Consists of severance costs related to executives of SHC that were terminated in connection with Stream’s acquisition of SHC in 2008.
(d)	Represents salaries for employees that are expected to be terminated after the Combination and are not expected to be replaced, including duplicative senior management and administrative functions, amounting to 127 full time equivalent employees. Also includes certain board of directors fees that are not expected to continue after the Combination and lease costs related to a facility expected to be closed in connection with the Combination.

(e)	Adjusted EBITDA, as provided above, does not reflect additional cost saving and synergies management has identified in connection with the Combination, consisting of (a) approximately $7.8 million of additional estimated annualized synergies and operating improvements, including telecommunications, duplicate service provider fees, management staff ratio synergies, and duplicate tools and technology and (b) approximately $13 million to $15 million of additional estimated annualized costs savings associated with approximately 700 additional employees we expect to be able to terminate as a result of the implementation of Stream’s processes and technology tools across eTelecare’s service centers. These estimates of cost savings and synergies do not include any additional benefits from further site consolidation or rationalization that we might consider following the closing of the Combination, or any revenue synergies derived from cross selling between existing accounts. See “Risk Factors—Risks Related to the Combined Company—The combined company may not realize the anticipated benefits of the Combination, including potential synergies, due to challenges associated with integrating the companies or other factors.”

The following table presents a reconciliation of EGS’s net income (loss) to EBITDA and Adjusted EBITDA:

	Predecessor		Non-GAAP	Predecessor	Successor
	Year ended December 31, 2006	Year ended December 31, 2007	Pro forma Combined Predecessor and Successor Year Ended December 31, 2008	Pro forma Six Months ended June 30, 2008	Six Months ended June 30, 2009
	(in thousands)
EGS
Net income (loss)	$12,245	$23,056	$(32,627)	$(9,014)	$(13,297)
Provision for income taxes	602	(1,792)	1,424	546	874
Depreciation and amortization expense	10,181	15,381	27,798	13,493	15,230
Interest expense and other financial costs, net	5,531	696	18,882	9,039	9,076

EBITDA	28,559	37,341	15,477	14,064	11,883
Stock-based compensation expense	1,988	2,420	9,534	1,694	—
Unrealized (gain) loss on foreign currency	683	843	(1,352)	(65)	187
Transaction-related expenses(a)	—	—	8,215	1,324	2,101
Non-recurring eTelecare public company costs	—	—	1,292	587	—
Other (income) expense, net	159	(187)	46	96	(40)

Adjusted EBITDA	$31,389	$40,417	$33,212	$17,700	$14,131

(a)	Consists of legal, accounting, investment banking and other transaction-related expenses incurred in connection with the acquisition of eTelecare by EGS in a go-private transaction in 2008 and other acquisition-related activities.

(3)	For purposes of computing the ratio of earnings to fixed charges, (a) earnings consist of net income plus income tax plus fixed charges less capitalized expenses related to indebtedness and (b) fixed charges consists of interest expense and capitalized expenses related to indebtedness and a portion of rent expense representative of interest factored therein.

RISK FACTORS

You should carefully consider the risks described below as well as the other information included in this excerpt. The risks described below are not the only risks we face. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect us. If any of these risks have a material adverse effect on our business, financial condition, results of operations or cash flows, you may lose all or part of any investment in the company.

Risks Related to Our Business

We have a history of losses and there can be no assurance that the combined company will become or remain profitable or that losses will not continue to occur.

On a pro forma combined consolidated basis, after giving effect to the Combination and the Transactions, we had a net loss of $14.4 million and $41.6 million for the six months ended June 30, 2009 and year ended December 31, 2008, respectively. We may not achieve or sustain profitability in the future. Our ability to achieve profitability will depend, in part, on our ability to:

•	attract and retain an adequate client base;

•	manage effectively a larger and more global business;

•	react to changes, including technological changes, in the markets we target or operate in;

•	deploy our services in additional markets or industry segments;

•	continue to maintain operating efficiencies in our service centers across the globe;

•	respond to competitive developments and challenges;

•	attract and retain experienced and talented personnel; and

•	establish strategic business relationships.

We may not be able to do any of these successfully, and our failure to do so is likely to have a negative impact on our operating results.

A substantial portion of our revenue is generated from a limited number of clients, and the loss of one or more of these clients or a decline in end user acceptance of our client’s products would materially reduce our revenue and cash flow and adversely affect our business.

Stream has derived, and we believe that the combined company will derive a substantial portion of its revenue from a limited number of clients. Two of Stream’s three largest clients by revenue, Dell Inc. and Hewlett-Packard Company, are global computer companies, and the third, Sirius XM Radio Inc., is a communications content provider. Revenues from Dell, Hewlett-Packard and Sirius XM Radio comprised 19%, 15% and 11%, respectively, of Stream’s revenues for the six months ended June 30, 2009. On a pro forma basis, after giving effect to the Combination, revenue from the three largest clients of the combined company accounted for 18%, 10% and 9%, respectively, of the pro forma revenues of the combined company for the six months ended June 30, 2009. Although Stream and eTelecare generally enter into multi-year contracts with clients, most of which are typically renewable, these contracts generally do not require clients to provide a minimum amount of revenues and allow clients to terminate earlier for convenience. There can be no assurance that we will be able to retain, renew or extend our contracts with our major clients. Although some of these contracts require the client to pay a contractually agreed upon amount in the event of early termination, there can be no assurance that we will be able to collect such amount or that such amount, if received, will sufficiently compensate us for any significant investment we may have made to support the cancelled program or for the revenues we may lose as a result of the early termination.

There can also be no assurance that if we were to lose one or more of our major clients, we would be able to replace such clients with new clients that generate a comparable amount of revenues. A number of factors could cause us to lose business or revenue from a client, and some of these factors are not predictable and are beyond our control. For example, a client may demand price reductions, change its outsourcing strategy, move work in-house or reduce previously forecasted demand. In addition, the volume of work we perform for specific clients may vary from year to year. In most cases, if a client terminates its contract with us or does not meet its forecasted demand, we would have no contractual recourse even if we have built-out facilities and/or hired and trained service professionals to provide services to the client. Thus, a major client in one year may not provide the same level of revenue in any subsequent year. Consequently, the loss of one or more of our major clients, or the inability to generate anticipated revenues from them, would have a material adverse effect on our business, results of operations, financial condition and cash flows. Our operating results for the foreseeable future will continue to depend on our ability to effect sales to a small number of clients and any revenue growth will depend on our success selling additional services to our large clients and expanding our client base with new logo accounts.

We typically charge our clients based on the number of inbound calls that we provide, or the amount of time our service professionals spend with end-users relating to our clients’ products either by the minute or by the hour in most cases. We also provide in-bound sales services to our clients, whereby we are paid based on our level of sales success and other client driven metrics. To the extent there is a decline in spending for our clients’ products, whether as a result of a decline in product acceptance or general economic conditions, our business will be adversely affected. There are a number of factors relating to discretionary consumer and business spending, including economic conditions affecting disposable income (such as employment, business conditions, taxation and interest rates) which impact the ability of our clients to sell their products, and most of which are outside of our control. There can be no assurance that spending for our clients’ products will not be affected by adverse economic conditions, thereby affecting our business, results of operations, financial condition and cash flows.

Our revenue is highly dependent on a few industries and any decrease in demand for outsourced business processes in these industries could reduce our revenue and seriously harm our business.

Most of our revenue is derived from clients concentrated in the technology, software, computing and communications industries. The success of our business largely depends on continued demand for our services from clients in these industries, as well as on trends in these industries to outsource business processes on a global basis. A downturn in any of the industries we serve, a slowdown or reversal of the trend to outsource business processes in any of these industries or the introduction of regulations that restrict or discourage companies from outsourcing could result in a decrease in the demand for our services, which in turn could materially harm our business, results of operations, financial condition and cash flows. The current global recession has negatively affected the business of many of our clients and has in some cases resulted in lower volumes of work for us. In the event that the global recession continues or worsens, this may in turn continue to have a negative impact on our business due to lower volumes or pricing pressures.

Other developments may also lead to a decline in the demand for our services in these industries. For example, the industries we primarily serve, particularly the communications industry, have experienced a significant level of consolidation in recent years. Consolidation in any of these industries or acquisitions, particularly involving our clients, may decrease the potential number of buyers of our services. Furthermore, many of our existing and new clients have begun or plan to consolidate or reduce the number of service providers that they use for various services in various geographies. To the extent that we are not successful in becoming the recipient of the consolidation of services by these clients our business and revenues will suffer. Any significant reduction in, or the elimination of, the use of the services we provide within any of these industries would reduce our revenue and cause our profitability to decline. Our clients may experience rapid changes in their prospects, substantial price competition and pressure on their results of operations. This may result in increasing pressure on us from clients in these key industries to lower our prices, which could negatively affect our business, results of operations, financial condition and cash flows.

Our business may not develop in ways that we currently anticipate due to negative public reaction to outsourcing and recently proposed legislation.

We have based our growth strategy on certain assumptions regarding our industry, services and future demand in the market for our services. However, the trend to outsource business processes may not continue and could reverse. Outsourcing is a politically sensitive topic in the U.S. and elsewhere. For example, several organizations in the U.S. have publicly expressed concern about a perceived association between outsourcing providers and the loss of jobs in the U.S. Public figures, such as U.S. President Barack Obama, have supported legislation that they contend will generate new jobs in the U.S., including limiting income tax credits for companies that offshore American jobs. This may also have a significant effect on government regulated companies or financial institutions or other businesses that have recently received financial aid from the U.S. Federal government.

There has been recent publicity about some negative experiences that organizations have had with outsourcing, such as theft and misappropriation of sensitive client data. Current or prospective clients may elect to perform such services themselves or may be discouraged from transferring these services from onshore to off-shore providers to avoid negative perceptions that may be associated with using an off-shore provider. Any slowdown or reversal of existing industry trends towards off-shore outsourcing would seriously harm our ability to compete effectively with competitors that operate solely out of facilities located in the United States or Canada.

A variety of U.S. federal and state legislation has been proposed that, if enacted, could restrict or discourage U.S. companies from outsourcing services outside the U.S. For example, legislation has been proposed that would require off-shore providers of services requiring direct interaction with clients’ customers to identify to clients’ customers where the off-shore provider is located. Because most of our clients are U.S. companies located in the U.S., any expansion of existing laws or the enactment of new legislation restricting off-shore outsourcing could harm our business, results of operations and financial condition. It is possible that legislation could be adopted that would restrict U.S. private sector companies that have federal or state government contracts from outsourcing their services to off-shore service providers. This would also affect our ability to attract or retain clients that have these contracts.

Our financial results may be impacted by significant fluctuations in foreign currency exchange rates.

A substantial amount of our operating costs is incurred in foreign currencies. In many cases, we bill our clients in U.S. dollar, Euro and U.K. pounds sterling denominated amounts and incur costs in the host country in local currency. In recent periods, the U.S. dollar has dropped in value relative to other currencies and therefore our cost of providing services has increased accordingly. Any continued

significant fluctuations in the currency exchange rates between the U.S. dollar, Euro and U.K. pounds sterling and the currencies of countries in which we operate may affect our business, results of operations, financial condition and cash flows.

Stream historically has not engaged in hedging transactions to a material extent, and, with the exception of certain hedging relating to the Canadian dollar and the Indian rupee, Stream is not currently engaged in other currency hedging transactions. Stream is also doing business in Latin America and in the Philippines and does not yet hedge currencies from these countries for costs incurred.

eTelecare has engaged in currency hedging transactions relating to Philippine pesos. Substantially all of eTelecare’s revenue is denominated in U.S. dollars, and a significant portion of its costs are incurred and paid in Philippine pesos. eTelecare is therefore exposed to the risk of an increase in the value of the Philippine peso relative to the U.S. dollar, which would increase its expenses denominated in U.S. dollars. eTelecare has a policy to hedge a substantial amount of its forecasted peso-denominated expenses. eTelecare’s hedging strategy, however, may not sufficiently protect the combined company from further strengthening of the Philippine peso, which could increase the combined company’s expenses and harm the combined company’s operating results. In December 2007 and January and February 2008, EGS executed foreign currency hedges that covered 75% of Philippine peso denominated expenses for 2008. This was a change from EGS’s prior policy of executing hedges on a rolling basis over several quarters. Thereafter, eTelecare incurred realized currency exchange losses due to a negative fluctuation from the hedged rate. If the U.S. dollar strengthens against the Philippine peso, eTelecare’s hedging strategy could reduce the potential benefits we would otherwise expect from a strengthening U.S. dollar.

Our business may be impacted by the performance of our clients.

The current economic environment and global recession is having a negative impact on the revenue and sales unit volumes of many of our clients. Our revenue and call volume is often highly correlated with units sold, renewals from our clients’ customers or end users, and revenue of our clients. In addition, many of our clients are seeking to consolidate their current group of service providers to a smaller more manageable group that is able to provide integrated service offerings on a global basis. In some cases we do not currently offer or have service locations in those geographic locations where our clients are seeking services. Our ability to sustain growth and profitability in the current environment is very dependent upon our ability to maintain and/or gain a greater share of business within our current clients, and to attract new clients. There can be no assurance that we will be able to do so in the future. Moreover, we are exposed to additional risks related to our clients’ ability to pay and the resulting uncollectability of our accounts receivables. The economic slowdown, coupled with tightened credit availability, could adversely affect our clients’ liquidity and cause them to delay or reduce their payments to us. Such delays or reductions or the non-payment by our clients of amounts owed to us may require us to incur a bad debt expense. To the extent that one of our major clients should file for bankruptcy protection or otherwise fail, it could have a material effect on our future business, results of operations, financial condition and cash flows. In the event that some of our service centers do not receive sufficient call volume in the future we may be required to close them and relocate business in other centers. This would require substantial employee severance, lease termination costs and other re-organization costs.

We may not be able to achieve incremental revenue growth or profitability.

Our strategy calls for us to achieve incremental revenue growth and profitability through initiatives, such as opening new or expanding our existing internationally located service locations in places like China, Eastern Europe, Egypt, Russia, Japan, South Africa and South America. Other initiatives include, the addition or expansion of services, such as sales services, warranty services, credit and collection services, data management and hosting, and language translation and interpretation services. Our strategy also includes the introduction of front-end technology-driven service solutions for fee-based services, self-help, home-shoring of agents and other technology driven solutions. Additionally, our strategy includes operational improvements in areas such as employee attrition, site capacity utilization, centralization of certain administrative services, productivity rates, use of technology and other operating metrics. However, there can be no assurance that we will not encounter difficulties or delays in implementing these initiatives, and any such difficulties or delays would adversely affect our future operating results and financial performance.

We may not be able to predict our future tax liabilities. If we become subject to increased levels of taxation or if tax contingencies are resolved adversely, our results of operations and financial performance could be adversely affected.

Due to the international nature of our operations, we are subject to the complex and varying tax laws and rules of several foreign jurisdictions. We may not be able to predict the amount of future tax liabilities to which we may become subject due to some of these complexities if our positions are challenged by local tax authorities. Any increase in the amount of taxation incurred as a result of challenges to our tax filing positions or due to legislative or regulatory changes could result in a material adverse effect on our business, results of operations and financial condition. We are subject to ongoing tax audits, including issues related to transfer pricing, in the U.S. and other jurisdictions. We have material tax-related contingent liabilities that are difficult to predict or quantify. While we believe that our current tax provisions are reasonable and appropriate, we cannot be assured that these items will be settled for the amounts accrued or that additional exposures will not be identified in the future or that additional tax reserves will not be provided for any such exposures.

We may be unable to cost-effectively attract and retain qualified personnel, which could materially increase our costs.

Our business is dependent on our ability to recruit, hire, train and retain highly qualified technical and managerial personnel, including individuals with significant experience in the industries that we have targeted. The customer relationship management, or CRM, and business process outsourcing, or BPO, industry is labor intensive and is normally characterized by high monthly employee turnover. Any increase in our employee turnover rate would increase our recruiting and training costs, decrease our operating effectiveness and productivity and delay or deter us from taking on additional business resulting in lower financial performance. Also, the introduction of significant new clients or the implementation of new large-scale programs may require us to recruit, hire and train personnel at an accelerated rate. In addition, some of our facilities are located in geographic areas with relatively low unemployment rates, thus potentially making it more difficult and costly to attract and retain qualified personnel. There can be no assurance that we will be able to continue to hire, train and retain sufficient qualified personnel to adequately staff our business.

In addition, in order to be successful we also must attract, retain and motivate executives, including our Chairman and Chief Executive Officer, Mr. Murray, and other key executives. Employees of Stream and eTelecare may experience uncertainty about their future roles with the combined company until or after strategies for the combined company are announced or executed. Similar issues may arise in connection with any future acquisition, merger or disposition. These circumstances may adversely affect our ability to attract and retain key personnel. We also must continue to attract and motivate our other employees and keep them focused on the strategies and goals of the combined company, which effort may be adversely affected as a result of the uncertainty and any difficulties with integrating Stream and eTelecare.

Our international operations and sales subject us to additional risks, including risks associated with unexpected events.

Stream conducts business in various countries outside of the United States, including Canada, the Netherlands, the United Kingdom, Italy, Ireland, Spain, Sweden, France, Germany, Poland, Denmark, Bulgaria, India, the Philippines, El Salvador, Egypt, Tunisia, the Dominican Republic and Costa Rica. eTelecare also conducts business in countries outside of the United States, including the Philippines, South Africa and Nicaragua. On a pro forma basis, after giving effect to the Combination, the international operations of the combined company performed services for approximately 72.4% of pro forma combined revenues for the year ended December 31, 2008 and approximately 71.7% for the six months ended June 30, 2009, respectively. A key component of our growth strategy is our continued international expansion, especially in new markets, such as China, Eastern Europe, Japan, Russia, South Africa and South America. There can be no assurance that we will be able to successfully market, sell and deliver our services in these markets, or that we will be able to successfully expand international operations. The global reach of our business could cause us to be subject to unexpected, uncontrollable and rapidly changing events and circumstances. The following factors, among others, could adversely affect our business and earnings:

•	failure to properly comply with foreign laws and regulations applicable to our foreign activities including, without limitation, employment law requirements;

•

compliance with multiple and potentially conflicting regulations in the countries where we operate now and in the future, including employment laws, intellectual property requirements, and the Foreign Corrupt Practices Act and other anti-corruption laws;

•	difficulties in managing foreign operations and attracting and retaining appropriate levels of senior management and staffing;

•	longer cash collection cycles;

•	seasonal reductions in business activities, particularly throughout Europe;

•	proper compliance with local tax laws which can be complex and may result in unintended adverse tax consequences;

•	anti-American sentiment due to American policies that may be unpopular in certain countries;

•	difficulties in enforcing agreements through foreign legal systems;

•

fluctuations in exchange rates that may affect product demand and may adversely affect the profitability in U.S. dollars of services we provide in foreign markets, where payment for our products and services is made in the local currency and revenues are earned in U.S. dollars or other currency;

•	changes in general economic and political conditions in countries where we operate;

•	the ability to efficiently repatriate cash to the United States and transfer cash between foreign jurisdictions;

•	changes in transfer pricing policies for income tax purposes in countries where we operate;

•	restrictions on downsizing operations and personnel in Europe and other jurisdictions (i.e. regulatory or works council restrictions) and expenses and delays associated with any such activities; and

•	changes to or elimination of the international tax holiday for our subsidiaries in India and the Philippines.

As we continue to expand our business globally, our success will depend, in large part, on our ability to anticipate and effectively manage these and other risks associated with our international operations. Our failure to manage any of these risks successfully could harm our global operations and reduce our global sales, adversely affecting our business and future financial performance.

Current tax holidays in the Philippines will expire within the next several years.

eTelecare currently benefits from income tax holiday incentives in the Philippines pursuant to the registrations with the Philippine Economic Zone Authority, or PEZA, of its various projects and operations. Under such PEZA registrations, the income tax holiday of eTelecare’s various PEZA- registered projects in the Philippines ranges from three to six years and expire at staggered dates through 2012. The expiration of eTelecare’s tax holidays will increase its effective income tax rate and may impair our competitive position against BPO companies based outside of the Philippines.

Countries where we do business have experienced political and economic instability and periodically experience civil unrest and terrorism, which could disrupt our operations and cause our business to suffer.

Countries where we do business, and in particular the Philippines, have experienced significant inflation, currency declines and shortages of foreign exchange. We are exposed to the risk of rental and other cost increases due to inflation in the Philippines, which has historically been at a much higher rate than in the United States. Certain countries where we do business, such as the Philippines, India, Egypt and certain Latin American countries, also periodically experience civil unrest, terrorism and political turmoil and U.S. companies in particular may experience greater risk. In addition, we expect to enter into new markets in places such as China, Japan, South America and Eastern Europe, which may have similar risks. These conditions could disrupt our operations and cause our business to suffer.

Our revenues and costs are subject to quarterly variations that may adversely affect quarterly financial results.

We have experienced, and in the future could experience, quarterly variations in revenues as a result of a variety of factors, many of which are outside our control, including:

•	the timing of new client contracts;

•	the timing of new service offerings or modifications in client strategies;

•	our ability to attract and retain and increase sales to existing customers;

•	the timing of acquisitions of businesses and products by us and our competitors;

•	our ability to effectively build and start-up new solution centers;

•	product and price competition;

•	our ability to build an integrated service offering on a common technology platform;

•	changes in our operating expenses;

•	software defects or other product quality problems;

•	the ability to implement new technologies on a timely basis;

•	the expiration or termination of existing contracts;

•	the timing of increased expenses incurred to obtain and support new business;

•	currency fluctuations; and

•	changes in our revenue mix among our various service offerings.

In addition, our planned staffing levels, investments and other operating expenditures are based on revenue forecasts provided by our clients. If actual revenues are below these forecasts or our own expectations in any given quarter, our business, results of operations, financial condition and cash flows would likely be materially adversely affected for that quarter and thereafter. In addition, to the extent that we enter into mergers and acquisitions or new business ventures in the future, our quarterly or future results may be impacted.

Our financial results may be adversely affected by increases in labor-related costs.

Because a significant portion of our operating costs relate to labor costs, an increase in U.S. or foreign wages, costs of employee benefits or taxes could have a material adverse effect on our business, results of operations and financial condition. For example, over the past several years, healthcare costs have increased at a rate much greater than that of general cost or price indices. Increases in our pricing may not fully compensate us for increases in labor and other costs incurred in providing services. Some of our facilities are located in jurisdictions, such as France, Italy and Germany, where it is difficult or expensive to temporarily or permanently lay off hourly workers due to both local laws and practices within these jurisdictions. Such laws will make it more expensive for us to respond to adverse economic conditions. There can be no assurance that we will be able to increase our pricing or reduce our workforce to fully compensate for the increases in the costs to provide services.

We may need to increase the levels of employee compensation more rapidly than in the past to remain competitive in attracting and retaining the quality and number of employees that our business requires. Wage costs in India have historically been significantly lower than wage costs in the North America and Europe for comparably skilled professionals, which has been one of Stream’s competitive advantages. However, because of rapid economic growth in India, increased demand for CRM and BPO services from India and increased competition for skilled employees in off-shore low cost locations like India and the Philippines, wages for comparably skilled employees in off-shore low cost locations like India and the Philippines are increasing at a faster rate than in North America and Europe, which may reduce this competitive advantage. In addition, although eTelecare has not historically experienced significant wage inflation with its Philippine employees, we are faced with increasing competition in the Philippines for service professionals and technicians who generate revenue for us, and we expect this competition will continue to increase as additional outsourcing companies enter the market and expand their operations. In particular, there may be limited availability of qualified middle and upper management candidates. We have benefited from a suitable supply of college graduates in the Philippines. If this favorable supply changes due to increased competition, it could affect the availability and the cost of customer service associates and increase our attrition rate.

Wages are generally higher for employees performing data analytics services and risk and financial management services than for employees performing CRM and BPO services. As the scale of our data analytics services and our risk and financial management services increases, wages as a percentage of revenues will likely increase. Wage increases in the long term may reduce our profit margins. Additionally, because substantially all of our employees based outside the United States are paid in local currency, while our revenues are collected in other currencies (primarily in U.S. dollars, the Euro and U.K. pounds sterling), our employee costs as a percentage of revenues may increase or decrease significantly if the exchange rates between these currencies fluctuate significantly.

We have not experienced significant union activity or organized labor activity in the past. There can be no assurance that we will not experience increased union organizing activity in the future. Such organization could increase our cost of labor, limit our ability to modify work schedules and cause work stoppage.

Our profitability will be adversely affected if we do not maintain sufficient capacity utilization.

Our profitability is influenced significantly by the capacity utilization of our service centers. Because our business consists of inbound contacts from end-users, we have no control of when or how many end user customer contacts are made. Moreover, we have significantly higher utilization during peak (week day) periods than during off-peak (night and weekend) periods and therefore we need to reserve capacity at our service centers to anticipate peak periods. In the future, we may consolidate or close under-performing service centers in order to maintain or improve targeted utilization and margins. If we close service centers in the future due to insufficient customer demand, we may be required to record restructuring or impairment charges, which could adversely impact our business, results of operations and financial condition. There can be no assurance that we will be able to achieve or maintain optimal service center capacity utilization.

We may engage in future acquisitions that could disrupt our business, cause dilution to our stockholders and harm our financial position and operating results.

In addition to the Combination, we may pursue acquisitions of companies or assets in order to enhance our market position and/or expand the types of services that we offer to our clients and may enter geographic markets where we do not currently conduct business. We may also acquire minority interest in companies or enter into joint venture arrangements with other parties, which may include existing clients. We may also pursue certain acquisitions on an unsolicited basis, which may cause management distractions and increased legal costs. We may not be able to find suitable acquisition candidates and we may not be able to consummate such acquisitions on favorable terms, if at all. If we do complete acquisitions, we cannot be sure that they will ultimately strengthen our competitive position, or that our clients, employees or investors will not view them negatively. Acquisitions may disrupt our ongoing operations, divert management from day-to-day responsibilities, increase our indebtedness, liabilities, exposure to different legal regimes and/or regulations, and expenses and harm our operating results or financial condition. We may not be able to successfully integrate these acquisitions into our operations and may lose key clients, employees, members of management or not achieve the synergies and other benefits expected from the acquisition or investment. Future acquisitions may reduce our cash available for operations and other uses and could result in an increase in amortization expense, potentially dilutive issuances of equity securities or the incurrence of debt, which could harm our business, results of operations, financial condition and cash flows.

A system failure could cause delays or interruptions of service, which could cause us to lose clients.

Our operations are dependent upon our ability to protect our service centers, computer and telecommunications equipment and software systems against damage from fire, power loss, telecommunications interruption or failure, natural disaster, breaches in data and technology security integrity and other similar events in order to provide our clients with reliable services. Some of the events that could adversely affect our ability to deliver reliable service include physical damage to our network operations centers, disruptions beyond our control, sabotage or terrorist attacks, power surges or outages, cyber attacks or data theft and software defects.

Technology is a critical foundation in our service delivery. We utilize and deploy internally developed and third party software solutions that is often customized by us across various hardware and software environments. We operate an extensive internal voice and data network that links our global sites together in a multi-hub model that enables the rerouting of call volumes. We also rely on multiple public communication channels for connectivity to our clients. Maintenance of and investment in these foundational components are critical to our success. If the reliability of technology or network operations fall below required service levels, or a systemic fault affects the organization broadly, business from our existing and potential clients may be jeopardized and cause our revenue to decrease.

If we experience a temporary or permanent interruption at one or more of our service centers and/or data centers, through casualty, operating malfunction or otherwise, our business could be materially adversely affected and we may be required to pay contractual damages to affected clients or allow some clients to terminate or renegotiate their contracts with us. Although we maintain general liability insurance, including coverage for errors and omissions, there can be no assurance that our existing coverage will continue to be available on reasonable terms or will be available in amounts sufficient to cover one or more large claims, or that the insurer will not disclaim coverage as to any future claim. The occurrence of errors could result in a loss of data to us or our clients, which could cause a loss of revenues, failure to achieve product acceptance, increased insurance costs, product returns, legal claims, including product liability claims, against us, delays in payment to us by clients, increased service and warranty expenses or financial concessions, diversion of resources, injury to our reputation, or damages to our efforts to build brand awareness, any of which could have a material adverse effect on our market share and, in turn, our business, results of operations, financial condition and cash flows.

We are subject to United States and foreign jurisdiction laws relating to individually identifiable information, and failure to comply with those laws, whether or not inadvertent, could subject us to legal actions and negatively impact our operations.

We process, transmit and store information relating to identifiable individuals, both in our role as a service provider and as an employer. As a result, we are subject to numerous U.S. (both federal and state) and foreign jurisdiction laws and regulations designed to protect individually identifiable information, including social security numbers, financial and health information. For example, in 1996, Congress passed the Health Insurance Portability and Accountability Act and as required therein, the Department of Health and Human Services established regulations governing, among other things, the privacy, security and electronic transmission of individually identifiable health information. We have taken measures to comply with each of those regulations on or before the required dates. Other U.S. (both federal and state) and foreign jurisdiction laws apply to the processing of individually identifiable information as well, and additional legislation may be enacted at any time. Failure to comply with these types of laws may subject us to, among other things, liability for monetary damages, fines and/or criminal prosecution, unfavorable publicity, restrictions on our ability to process information and allegations by our clients that we have not performed our contractual obligations, any of which may have a material adverse effect on our profitability and cash flow.

Unauthorized disclosure of sensitive or confidential data could expose us to protracted and costly litigation, penalties and may cause us to lose clients.

We are dependent on information technology networks and systems to process, transmit and store electronic information and to communicate among our locations and with our partners and clients. Security breaches of this infrastructure could lead to shutdowns or disruptions of our systems and potential unauthorized disclosure of confidential information. We are also required at times to manage, utilize and store sensitive or confidential data. As a result, we are subject to numerous federal and state laws and regulations designed to protect this information. If any person, including any of our employees, negligently disregards or intentionally breaches our established controls with respect to such data or otherwise mismanages or misappropriates that data, we could be subject to monetary damages, fines and/or criminal prosecution. Unauthorized disclosure of sensitive or confidential client or customer data, whether through system failure, employee negligence, fraud or misappropriation, could damage our reputation and cause us to lose clients. Similarly, unauthorized access to or through our information systems, whether by our employees or third parties, could result in negative publicity, legal liability and damage to our reputation, business, results of operations, financial condition and cash flows.

We have a long selling cycle for our CRM and BPO services that requires significant funds and management resources and a long implementation cycle that requires significant resource commitments.

We have a long selling cycle for our CRM and BPO services for new clients, which requires significant investment of capital, resources and time by both our clients and us. Typically, before committing to use our services, potential clients require us to expend substantial time and resources educating them as to the value of our services and assessing the feasibility of integrating our systems and processes with theirs. Our clients then evaluate our services before deciding whether to use them. Therefore, our selling cycle, which generally ranges from six to twelve months, is subject to many risks and delays over which we have little or no control, including our clients’ decision to choose alternatives to our services (such as other providers or in-house offshore resources) and the timing of our clients’ budget cycles and approval processes. In addition, we may not be able to successfully conclude a contract after the selling cycle is complete.

Implementing our services involves a significant commitment of resources over an extended period of time from both our clients and us. Our clients may also experience delays in obtaining internal approvals or delays associated with technology or system implementations, thereby delaying further the implementation process. Our clients and future clients may not be willing or able to invest the time and resources necessary to implement our services, and we may fail to close sales with potential clients to which we have devoted significant time and resources, which could have a material adverse effect on our business, results of operations, financial condition and cash flows.

Once we are engaged by a client, it may take us several months before we start to recognize significant revenues.

When we are engaged by a client after the selling process for our CRM and BPO services, it takes from four to six weeks to integrate the client’s systems with ours and up to three months thereafter to ramp up our services and staff levels, including hiring and training qualified service professionals and technicians, to the client’s requirements. Depending on the complexity of the processes being implemented, these time periods may be significantly longer. Implementing processes can be subject to potential delays similar to certain of those affecting the selling cycle. Therefore, we do not recognize significant revenues until after we have completed the implementation phase.

If we are unable to adjust our pricing terms or the mix of products and services we provide to meet the changing demands of our CRM and BPO clients and potential CRM and BPO clients, our business, results of operations and financial condition may be adversely affected.

Industry pricing models are evolving, and we anticipate that clients may increasingly request transaction-based pricing. This pricing model will place additional pressure on the efficiency of our service delivery so that we can maintain reasonable operating margins. If we are unable to adapt our operations to evolving pricing protocols, our results of operations may be adversely affected or we may not be able to offer pricing that is attractive relative to our competitors.

In addition, the CRM and BPO services we provide to our clients, and the revenues and income from those services, may decline or vary as the type and quantity of services we provide under those contracts changes over time, including as a result of a shift in the mix of products and services we provide. Furthermore, our clients, some of which have experienced rapid changes in their prospects, substantial price competition and pressures on their profitability, have in the past and may in the future demand price reductions, automate some or all of their processes or change their outsourcing strategy by moving more work in-house or to other providers, any of which could reduce our profitability. Any significant reduction in or the elimination of the use of the services we provide to any of our clients, or any requirement to lower our prices, would harm our business.

An outbreak of a pandemic, flu or other disease, or the threat of a pandemic, flu or other disease, may adversely impact our ability to perform our services or may adversely impact client and consumer demand.

We have a large number of employees across the world in many different countries with different levels of healthcare monitoring. We expect to have approximately 30,000 employees worldwide following the closing of the Combination. Most of these employees work in relatively close proximity to each other in our service centers. A significant or widespread outbreak of a pandemic, such as the flu or other contagious illness, or even a perceived threat of such an outbreak, could cause significant disruptions to our employee base and could adversely impact our ability to provide our services and deliver our products. This could have a significant impact on our business and our results of operations.

We depend on third-party technology that, if it should become unavailable, contain defects, or infringe on another party’s intellectual property rights, could result in increased costs or delays in the production and improvement of our products or result in liability claims.

We license critical third-party software that we incorporate into our services on a non-exclusive basis. We customize the third-party software in many cases to our specific needs and content requirements. If our relations with any of these third-party software providers are impaired or the third-party software infringes upon another party’s intellectual property rights, our business could be harmed. The operation of our business would also be impaired if errors occur in the third-party software that we utilize. It may be more difficult for us to correct any defects or viruses in third-party software because the software is not within our control. Accordingly, our business could be adversely affected in the event of any errors in this software. There can be no assurance that these third parties will continue to invest the appropriate levels of resources in their products and services to maintain and enhance the capabilities of their software. If the cost of licensing any of these third-party software products increases, our gross margin levels could significantly decrease.

If we are unable to keep pace with technological changes, our business will be harmed.

Our business is highly dependent on our computer and telecommunications equipment, infrastructure and software capabilities. Our failure to maintain the competitiveness of our technological capabilities or to respond effectively to technological changes could have a material adverse effect on our business, results of operations or financial condition. Our continued growth and future profitability will be highly dependent on a number of factors, including our ability to:

•	expand our existing solutions offerings;

•	achieve cost efficiencies in our existing service center operations;

•	introduce new solutions that leverage and respond to changing technological developments; and

•	remain current with technology advances.

There can be no assurance that technologies, applications or services developed by our competitors or vendors will not render our products or services non-competitive or obsolete, that we can successfully develop and market any new services or products, that any such new services or products will be commercially successful or that the integration of automated customer support capabilities will achieve intended cost reductions. In addition, the inability of equipment vendors and service providers to supply equipment and services on a timely basis could harm our operations and financial condition.

Defects or errors within our software could adversely affect our business and results of operations.

Design defects or software errors may delay software introductions or reduce the satisfaction level of clients and may have a materially adverse effect on our business and results of operations. Our software is highly complex and may, from time to time, contain design defects or software errors that may be difficult to detect and/or correct. Since both our clients and we use our software to perform critical business functions, design defects, software errors or other potential problems within or outside of our control may arise from the use of our software. It may also result in financial or other damages to our clients, for which we may be held responsible. Although our license agreements with our clients often contain provisions designed to limit our exposure to potential claims and liabilities arising from client problems, these provisions may not effectively protect us against such claims in all cases and in all jurisdictions. Claims and liabilities arising from client problems could result in monetary damages to us and could cause damage to our reputation, adversely affecting our business and results of operations.

The industries in which the combined company will operate are continually evolving. Our services may become obsolete, and we may not be able to develop competitive services on a timely basis or at all.

The CRM and BPO service industry is characterized by rapid technological change, competitive pricing, frequent new service introductions and evolving industry standards. The success of the combined company will depend on our ability to anticipate and adapt to these challenges and to offer competitive services on a timely basis. The combined company will face a number of difficulties and uncertainties associated with this reliance on technological development, such as:

•	competition from service providers using other means to deliver similar or alternative services;

•	realizing economies of scale on a global basis (including conducting future business in places such as Eastern Europe, China, Japan and South America);

•	responding successfully to advances in competing technologies and network security in a timely and cost-effective manner; and

•	existing, proposed or undeveloped technologies that may render our services less profitable or obsolete.

Government regulation of our industry and the industries we serve may increase our costs and restrict the operation and growth of our business.

Both the U.S. Federal and various state governments regulate our business and the outsourced business services industry as a whole. The Federal Telemarketing and Consumer Fraud and Abuse Prevention Act of 1994 broadly authorizes the FTC to issue regulations restricting certain telemarketing practices and prohibiting misrepresentations in telephone sales. The FTC regulations implementing this Act are commonly referred to as the Telemarketing Sales Rule. Our operations outside the United States are also subject to regulation. In addition to current laws, rules and regulations that regulate our business, bills are frequently introduced in Congress to regulate the use of credit information. We cannot predict whether additional Federal or state legislation that regulates our business will be enacted. Additional Federal or state legislation could limit our activities or increase our cost of doing business, which could cause our operating results to suffer.

We could be subject to a variety of regulatory enforcement or private actions for our failure or the failure of our clients to comply with these regulations. Our results of operations could be adversely impacted if the effect of government regulation of the industries we serve is to reduce the demand for our services or expose us to potential liability.

Risks Related to the Combined Company

The combined company may not realize the anticipated benefits of the Combination, including potential synergies, due to challenges associated with integrating the companies or other factors.

The success of the Combination will depend in part on the success of management of the combined company in integrating the operations, technologies and personnel of Stream and eTelecare following the closing of the Combination. The inability of the combined company to meet the challenges involved in integrating successfully the operations of Stream and eTelecare or otherwise to realize the anticipated benefits of the Combination could seriously harm the combined company’s results of operations. In addition, the overall integration of the two companies will require substantial attention from the combined company’s management, particularly in light of the geographically dispersed operations of the two companies, which could further harm the combined company’s results of operations.

The challenges involved in integration include:

•	integrating the two company’s operations, processes, people, technologies and services;

•	coordinating and integrating sales and marketing and research and development functions;

•	demonstrating to our clients that the Combination will not result in adverse changes in business focus and service deliverables (including customer satisfaction);

•	assimilating and retaining the personnel of both companies and integrating the business cultures, operations, systems and clients of both companies; and

•	consolidating corporate and administrative infrastructures and eliminating duplicative operations and administrative functions.

Stream and eTelecare may not be able to successfully integrate their operations in a timely manner, or at all, and the combined company may not realize the anticipated benefits of the Combination, including potential synergies or sales or growth opportunities, to the extent or in the time frame anticipated. The anticipated benefits and synergies of the Combination are based on assumptions and current expectations, not actual experience, and assume a successful integration and reallocation of resources among our facilities without unanticipated costs and our efforts do not have unforeseen or unintended consequences. In addition, the combined company’s ability to realize the benefits and synergies of the business combination could be adversely impacted to the extent that Stream’s or eTelecare’s relationships with existing or potential clients, suppliers or strategic partners is adversely affected as a consequence of the Combination, or by practical or legal constraints on its ability to combine operations. Furthermore, a portion of our ability to realize synergies and cost savings following the closing of the Combination depends on our ability to migrate work from certain of our facilities to other facilities.

In addition, in connection with the closing of the Combination, we expect to incur certain one-time costs related to the Combination, including legal, investment banking, accounting and other costs related to completing the Transactions, which we estimate will total approximately $16 million. We expect to achieve cost savings related to employee reductions and other savings of approximately $20.6 million following the closing of the Combination. We also expect that the employee severance, lease and other costs necessary to achieve our expected cost savings will be approximately $9 million. These estimated costs do not include any costs related to additional site consolidation or rationalization that we might consider following the closing of the Combination.

The combined company may be unable to successfully execute on any of its identified business opportunities or other business opportunities that it determines to pursue.

The combined company will have approximately 30,000 employees (based on Stream’s and eTelecare’s employees as of August 31, 2009). In order to pursue business opportunities, we will need to continue to build our infrastructure, our client initiatives and operational capabilities. Our ability to do any of these successfully could be affected by one or more of the following factors:

•	the ability of our technology and hardware, suppliers and service providers to perform as we expect;

•	our ability to execute our strategy and continue to operate a larger, more diverse business efficiently on a global basis;

•	our ability to effectively manage our third party relationships;

•	our ability to attract and retain qualified personnel;

•	our ability to effectively manage our employee costs and other expenses;

•	our ability to retain and grow our clients and the current portfolio of business with each client;

•	technology and application failures and outages, security breaches or interruption of service, which could adversely affect our reputation and our relations with our clients;

•	our ability to accurately predict and respond to the rapid technological changes in our industry and the evolving service and pricing demands of the markets we serve; and

•	our ability to raise additional capital to fund our growth.

Our failure to adequately address the above factors would have a significant impact on our ability to implement our business plan and our ability to pursue other opportunities that arise, which might negatively affect our business.

Following the Combination and the Transactions, the combined company, on a consolidated basis, will have a substantial amount of debt, which could impact our ability to obtain future financing or pursue our growth strategy.

Following the Combination and the Transactions, we will have substantial indebtedness. After giving effect to the Combination and the Transactions, as of June 30, 2009, we would have had approximately $214.2 million of indebtedness (including capital leases) and up to an additional $100 million of borrowings available under our asset-based credit facility, or ABL Credit Facility, before taking into account outstanding letters of credit, subject to borrowing base limitations and other specified terms and conditions.

Our high level of indebtedness could have important consequences to you and significant adverse effects on our business, including the following:

•	we must use a substantial portion of our cash flow from operations to pay interest on our indebtedness, which will reduce the funds available to us for operations and other purposes;

•	our ability to obtain additional financing for working capital, capital expenditures, acquisitions or general corporate purposes may be impaired;

•	our high level of indebtedness could place us at a competitive disadvantage compared to our competitors that may have proportionately less debt;

•	our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate may be limited;

•	our high level of indebtedness may make us more vulnerable to economic downturns and adverse developments in our business; and

•	our ability to fund a change of control offer may be limited.

The instruments governing the notes and our ABL Credit Facility contain, and the instruments governing any indebtedness we may incur in the future may contain, restrictive covenants that limit our ability to engage in activities that may be in our long-term best interests. Our failure to comply with these covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all or a portion of our outstanding indebtedness.

Payments on our indebtedness will require a significant amount of cash. Our ability to meet our cash requirements and service our debt is impacted by many factors that are outside of our control.

We expect to obtain the funds to pay our expenses and to pay the amounts due under the Notes primarily from our operations and borrowings under the ABL Credit Facility. Our ability to meet our expenses and make these payments thus depends on our future performance, which will be affected by financial, business, economic and other factors, many of which we cannot control. Our business may not generate sufficient cash flow from operations in the future and our currently anticipated growth in revenue and cash flow may not be realized, either or both of which could result in our being unable to repay indebtedness, including the Notes, or to fund other liquidity needs. Our ability to borrow amounts under our ABL Credit Facility will be subject to borrowing base limitations and other specified terms and conditions, and the ability of certain of our foreign subsidiaries to borrow amounts under our ABL Credit Facility in the future is also subject, among other conditions, to our provision of security interests in certain assets of those foreign subsidiaries, which we do not expect to provide on the closing date and we may not be able to provide in the future. If we do not have sufficient cash resources in the future, we may be required to refinance all or part of our then existing debt, sell assets or borrow more money. We cannot assure you that we will be able to accomplish any of these alternatives on terms acceptable to us or at all. In addition, the terms of existing or future debt agreements may restrict us from adopting any of these alternatives. Our failure to generate sufficient cash flow or to achieve any of these alternatives could materially adversely affect the value of the notes and our ability to pay the amounts due under the notes.

We may be able to incur substantial additional indebtedness that could further exacerbate the risks associated with our indebtedness.

We may incur substantial additional indebtedness in the future. Although the indenture governing the notes and the loan agreement governing our ABL Credit Facility will contain restrictions on our incurrence of additional debt, these restrictions are subject to a number of qualifications and exceptions, and we could incur substantial additional indebtedness, including additional secured indebtedness. As of June 30, 2009, after giving effect to the Combination and the Transactions, our ABL Credit Facility would have permitted additional borrowing of up to $100 million thereunder, before taking into account outstanding letters of credit, subject to borrowing base limitations and other specified terms and conditions. If we incur additional debt, the risks described above under “Following the Combination and the Transactions, the combined company, on a consolidated basis, will have a substantial amount of debt, which could impact our ability to obtain future financing or pursue our growth strategy” and “Payments on our indebtedness will require a significant amount of cash. Our ability to meet our cash requirements and service our debt is impacted by many factors that are outside of our control” would intensify.

Failure to comply with internal control attestation requirements could lead to loss of public confidence in Stream’s financial statements.

Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, Stream will be required to include, in each Annual Report on Form 10-K beginning with our Annual Report on Form 10-K for the fiscal year ending December 31, 2009, management’s assessment of the effectiveness of Stream’s internal control over financial reporting. Furthermore, Stream’s independent registered public accounting firm will be required to report on whether it believes Stream maintained, in all material respects, effective internal control over financial reporting. If Stream fails to timely complete the development of its internal controls and management is unable to make this assessment, or if the independent registered public accounting firm cannot timely attest to whether management’s assessment of the effectiveness of internal controls over financial reporting is fairly stated in all material respects, Stream could be subject to regulatory sanctions and a loss of public confidence in its internal controls and the reliability of its financial statements.

Any future acquisitions and other material changes in Stream’s operations likely will require it to expand and possibly revise its disclosure controls and procedures, internal controls and related corporate governance policies. In addition, these laws and regulations relating to effectiveness of internal controls over financial reporting are subject to varying interpretations in many cases due to their lack of specificity and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. If Stream’s efforts to comply with these laws and regulations differ from the conduct intended by regulatory or governing bodies due to ambiguities or varying interpretations of the law, Stream could be subject to regulatory sanctions and its reputation may be harmed.

Many of eTelecare’s and Stream’s existing or emerging competitors are better established and have resources significantly greater than eTelecare and Stream, which may make it difficult to attract and retain clients and grow revenues.

The market in which we compete is highly competitive and fragmented. We expect competition to persist and intensify in the future. Our competitors include small firms offering specific applications, divisions of large entities, large independent firms and, most significantly, the in-house operations of clients or potential clients.

Because Stream and eTelecare compete with the in-house operations of existing or potential clients, our business, results of operations, financial condition and cash flows could be adversely affected if our existing clients decide to provide CRM and other BPO solutions that currently are outsourced or if potential clients retain or increase their in-house customer service and product support capabilities. In addition, competitive pressures from current or future competitors or in-house operations could cause our services to lose market acceptance or result in significant price erosion, which would have a material adverse effect upon our business, results of operations, financial condition and cash flows. Some of our clients may in the future seek to consolidate services that we provide, which may in turn reduce the amount of work we perform for them.

Some of our existing and future competitors have greater financial, human and other resources, longer operating histories, greater technological expertise, more recognizable brand names and more established relationships than we do in the industries that we currently serve or may serve in the future. Some of our competitors may enter into merger, strategic or commercial relationships among themselves or with larger, more established companies in order to increase their ability to address client needs. Increased competition, pricing pressure or loss of market share could reduce our operating margin, which could harm our business, results of operations, financial condition and cash flows.

If the combined company fails to manage future growth effectively, it may be unable to execute its business plan, maintain high levels of service or address competitive challenges adequately.

The combined company plans to expand its business. We anticipate that this expansion will require substantial management effort and significant additional investment in infrastructure, service offerings and service center expansion. In addition, the combined company will be required to continue to improve our operational, financial and management controls and our reporting procedures. Future growth of the combined company will place a significant strain on managerial, administrative, operational, financial and other resources. If the combined company is unable to manage growth successfully, our business will be harmed.

The pro forma financial statements presented are not necessarily indicative of the combined company’s financial condition or results of operations following the Combination and the Transactions.

The pro forma financial statements contained in this excerpt are presented for illustrative purposes only and may not be indicative of the combined company’s financial condition or results of operations following the Combination and the Transactions. The pro forma financial statements have been derived from the historical financial statements of Stream and EGS, and many adjustments and assumptions have been made regarding the combined company after giving effect to the Combination and the Transactions. The information upon which these adjustments and assumptions have been made is preliminary, and these kinds of adjustments and assumptions are difficult to make with complete accuracy. Moreover, the pro forma financial statements do not reflect all costs that are expected to be incurred by the combined company in connection with the Combination and the Transactions. For example, the impact of any incremental costs incurred in integrating the two companies is not reflected in the pro forma financial statements. As a result, the actual financial condition and results of operations of the combined company following the Combination and the Transactions may not be consistent with, or evident from, these pro forma financial statements.

The assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect the combined company’s financial condition or results of operations following the Combination and the Transactions. Any potential decline in the combined company’s financial condition or results of operations could cause the market price of our common stock to decline.